Regency Energy Partners Reports First Quarter 2010 Results

Adjusted EBITDA Increased By 11% Over First Quarter 2009

DALLAS, May 7, 2010 – Regency Energy Partners LP (NASDAQ: RGNC), (“Regency” or the “Partnership”), announced today its financial results for the first quarter ended March 31, 2010.

Regency’s adjusted EBITDA increased to $60 million for the first quarter of 2010, compared to $54 million for the first quarter of 2009.  Adjusted total segment margin decreased to $97 million for the first quarter of 2010, compared to $104 million for the first quarter of 2009.  For the first quarter of 2010, the Partnership recorded a net loss of $612 thousand, compared to net income of $148 million for the first quarter of 2009.   This variance is primarily related to a one-time gain of $133 million in the first quarter of 2009 related to the contribution of the Regency Intrastate Gas System (“RIGS”) to the Haynesville Joint Venture; a $7 million decrease primarily related to a mark-to-market change in the value of commodity derivatives; and a $3 million decrease primarily related to a non-cash value change associated with the embedded derivatives within the Series A Convertible Redeemable Preferred Units issued in September 2009.

“The first quarter was an important juncture for Regency as we placed the Haynesville Expansion Project in service in early 2010.  This was the first major pipeline extension to come online in the Haynesville Shale,” said Byron Kelley, chairman, president and chief executive officer of Regency.  “Our diversified assets generated solid first-quarter adjusted EBITDA growth, and we expect all of our segments to continue to produce strong results throughout the remainder of the year.”

RECENT DEVELOPMENTS

On April 30, 2010, Regency announced that it had acquired approximately 7.0% of the Haynesville Joint Venture, the general partnership that owns RIGS, from an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE), for approximately $92 million and the right to vote the interest retained by GE Energy Financial Services. Regency’s total ownership interest in the Haynesville Joint Venture is now approximately 49.99%. Regency will continue as the operator of RIGS, which transports gas from the Haynesville Shale, one of the fastest growing U.S. natural gas fields.

REVIEW OF SEGMENT PERFORMANCE

With the creation of the Haynesville Joint Venture in March 2009, the Partnership realigned the composition of its business segments and restated all segment information.

Gathering and Processing - The Gathering and Processing segment includes Regency's natural gas processing and treating plants, low-pressure gathering pipelines and NGL pipeline activities.  In addition, Regency reports its producer services revenues in this segment.

Adjusted segment margin for Gathering and Processing, which excludes non-cash hedging gains and losses related to the Gathering and Processing segment, was $59 million for the first quarter of 2010, compared to $55 million for the first quarter of 2009.

Total throughput volumes for the Gathering and Processing segment averaged 1.0 million MMbtu per day of natural gas, and processed NGLs averaged 26,000 barrels per day for the first quarter of 2010, compared to 1.0 million MMbtu per day of natural gas and 23,000 barrels per day for processed NGLs in the first quarter of 2009.

Transportation - Following the formation of the Haynesville Joint Venture, Regency’s Transportation segment consists exclusively of its interest in the Haynesville Joint Venture.  Prior periods have been restated to reflect the Partnership’s then wholly owned RIGS subsidiary as the exclusive reporting unit within this segment.  After the contribution of RIGS to the Haynesville Joint Venture, Regency does not record segment margin for the Transportation segment because the income attributable to the Haynesville Joint Venture is recorded as income from an unconsolidated subsidiary.

For quarter-over-quarter comparisons of the Transportation segment, Regency is providing segment information inclusive of 100% of the Haynesville Joint Venture’s segment margin.  Combined transportation segment margin increased to $34 million for the first quarter of 2010, compared to $14 million for the first quarter of 2009.  This increase is primarily driven by the completion of the Haynesville Expansion Project in the first quarter of 2010. Total combined Transportation throughput volumes averaged 883,000 MMbtu per day of natural gas for the first quarter of 2010, compared to 811,000 MMbtu per day of natural gas for the first quarter of 2009.

“Volumes on the Haynesville Expansion Project began flowing in early February,” said Kelley. “We expect throughput in our Transportation segment to increase as volumes continue to ramp up throughout the remainder of 2010.”

Contract Compression - The Contract Compression segment provides customers with turnkey natural gas compression services to maximize natural gas production, throughput and cash flow.  Regency's integrated solutions include a comprehensive assessment of a customer's natural gas contract compression needs and the design and installation of a customized compression system.

Segment margin for the Contract Compression segment was $37 million for the first quarter of 2010, compared to $37 million for the first quarter of 2009.  Regency’s revenue generating horsepower decreased to 759,704 for the first quarter of 2010, compared to 789,494 of revenue generating horsepower for the first quarter of 2009.

Corporate and Others – The Corporate and Others segment is primarily comprised of a small interstate pipeline and the Partnership’s corporate offices.  Revenues in this segment are derived from the operations of an interstate pipeline which, prior to the realignment of the business segments in May 2009, was reported within the Transportation segment, as well as partial reimbursements of general and administrative costs from the Haynesville Joint Venture.  Segment margin in the Corporate and Others segment increased to $7 million for the first quarter of 2010, compared to $824 thousand for the first quarter of 2009.

CASH DISTRIBUTIONS

On April 27, 2010, Regency announced a cash distribution of 44.5 cents per outstanding common unit for the first quarter ended March 31, 2010. This distribution is equivalent to $1.78 per outstanding common unit on an annual basis and will be paid on May 14, 2010, to unitholders of record at the close of business on May 7, 2010.

In the first quarter of 2010, Regency generated $45 million in cash available for distribution, representing coverage of 1.06 times the amount required to cover its announced distribution to common unitholders.

Regency makes distribution determinations based on its cash available for distribution and the perceived sustainability of distribution levels over an extended period.  In addition to considering the cash available for distribution generated during the quarter, Regency takes into account cash reserves established with respect to prior distributions, seasonality of results, and its internal forecasts of adjusted EBITDA and cash available for distribution over an extended period.  Distributions are set by the Board of Directors and are driven by the long-term sustainability of the business.

ORGANIC GROWTH

Regency’s approximately $180 million of projected 2010 organic growth capital expenditures includes approximately $148 million for the Gathering and Processing segment, primarily in north Louisiana and south Texas, $24 million for the Contract Compression segment, and $8 million related to the Corporate and Others segment.  In addition, Regency plans to make additional investments to fund Regency’s proportionate share of growth associated with the Haynesville Joint Venture of approximately $23 million in 2010.

In the three months ended March 31, 2010, Regency incurred $29 million of growth capital expenditures, exclusive of growth capital related to the Haynesville Joint Venture, of which $21 million was related to organic growth projects in the Gathering and Processing segment and $8 million was related to the fabrication of new compressor packages for the Contract Compression segment.

In the three months ended March 31, 2010, Regency invested $20 million to fund its proportionate share of growth associated with the Haynesville Joint Venture.

TELECONFERENCE

Regency Energy Partners will hold a quarterly conference call to discuss first-quarter results on Monday, May 10, 2010, at 10 a.m. Central Time (11 a.m. Eastern Time).

The dial-in number for the call is 1-866-800-8651 in the United States, or +1-617-614-2704 outside the United States, pass code 95381517.  A live webcast of the call can be accessed on the investor information page of Regency Energy Partners’ Web site at www.regencyenergy.com. The call will be available for replay for 7 days by dialing 1-888-286-8010 (from outside the U.S., +1-617-801-6888) pass code 97160547.

NON-GAAP FINANCIAL INFORMATION

This press release and the accompanying financial schedules include the non-generally accepted accounting principles ("non-GAAP") financial measures of:

•	EBITDA;
•	adjusted EBITDA;
•	cash available for distribution;
•	segment margin;
•	total segment margin;
•	adjusted segment margin; and
•	adjusted total segment margin.

These financial metrics are key measures of the Partnership’s financial performance.  The accompanying schedules provide reconciliations of these non-GAAP financial measures to their most directly-comparable financial measures calculated and presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"). Our non-GAAP financial measures should not be considered an alternative to, or more meaningful than, net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP as a measure of operating performance, liquidity or ability to service debt obligations.

We define EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense.

We define adjusted EBITDA as EBITDA plus non-cash loss (gain) from commodity and embedded derivatives, (gain) loss on asset sales, net, loss on debt refinancing, other (income) expense, net, and the Partnership’s interest in adjusted EBITDA from unconsolidated subsidiaries less income from unconsolidated subsidiary.

Adjusted EBITDA is used as a supplemental performance measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

    --  financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

    --  the ability of our assets to generate cash sufficient to pay interest costs, support our indebtedness and make cash distributions to our unitholders and General Partner;

    --  our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing methods or capital structure; and

    --  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

Our EBITDA and adjusted EBITDA may not be comparable to a similarly titled measure of another company because other entities may not calculate adjusted EBITDA in the same manner.

We define cash available for distribution as:

•	adjusted EBITDA;
•	minus interest expense, excluding capitalized interest;
•	minus maintenance capital expenditures;
•	plus non-cash unit-based compensation expense related to our Long-Term Incentive Plan (“LTIP”); and
•	plus cash proceeds from asset sales, if any.

Cash available for distribution is used as a supplemental liquidity measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to approximate the amount of operating surplus generated by us during a specific period and to assess our ability to make cash distributions to our unitholders and our general partner. Cash available for distribution is not the same measure as operating surplus or available cash, both of which are defined in our partnership agreement.

We define segment margin, generally, as revenues minus cost of sales.  We calculate our Gathering and Processing segment margin and Corporate and Others segment margin as our revenue generated from operations minus the cost of natural gas and NGLs purchased and other cost of sales, including third-party transportation and processing fees.

Prior to our contribution of RIGS to the Haynesville Joint Venture, we calculated our Transportation segment margin as revenue generated by fee income as well as, in those instances in which we purchased and sold gas for our account, gas sales revenue minus the cost of natural gas that we purchased and transported.  After our contribution of RIGS to the Haynesville Joint Venture, we do not record segment margin for the Transportation segment because we record our ownership percentage of the net income in the Haynesville Joint Venture as income from an unconsolidated subsidiary.

We calculate our Contract Compression segment margin as our revenue generated from our contract compression operations minus the direct costs, primarily compressor unit repairs, associated with that revenue.

We calculate total segment margin as the total of segment margin of our four segments, less the intersegment elimination.

We define adjusted segment margin as segment margin adjusted for non-cash gains (losses) from commodity derivatives. We define adjusted total segment margin as total segment margin adjusted for non-cash gains (losses) from commodity derivatives. Our adjusted total segment margin equals the sum of our operating segments’ adjusted segment margins or segment margins, including intersegment eliminations. Adjusted segment margin and adjusted total segment margin are included as a supplemental disclosure because it is a primary performance measure used by management as it represents the results of product purchases and sales, a key component of our operations.

Our total segment margin and adjusted total segment margin may not be comparable to a similarly titled measure of another company because other entities may not calculate these amounts in the same manner.

For quarterly comparison purposes only we have also used the following non-GAAP financial measures related to the Haynesville Joint Venture:

•	Combined Transportation segment margin;
•	Combined adjusted total segment margin; and
•	HPC margin.

We define combined Transportation segment margin as Transportation segment margin plus the Haynesville Joint Venture’s segment margin.

We define combined adjusted total segment margin as adjusted total segment margin plus HPC margin.

We define HPC margin as the Haynesville Joint Venture’s revenue minus cost of sales.

FORWARD LOOKING INFORMATION

Certain matters discussed in this press release include “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Forward-looking statements are identified as any statement that does not relate strictly to historical or current facts.  Statements using words such as “anticipate,” “believe,” “intend,” “project,” “plan,” “expect,” “continue,” “estimate,” “goal,” “forecast,” “may” or similar expressions help identify forward-looking statements.  Although we believe our forward-looking statements are based on reasonable assumptions and current expectations and projections about future events, we cannot give assurances that such expectations will prove to be correct.  Forward-looking statements are subject to a variety of risks, uncertainties and assumptions.  These risks and uncertainties include volatility in the price of oil, natural gas, and natural gas liquids, declines in the credit markets and the availability of credit for the Partnership as well as for producers connected to the Partnership’s system and its customers, the level of creditworthiness of, and performance by the Partnership’s counterparties and customers, the Partnership's ability to access capital to fund organic growth projects and acquisitions, and the Partnership’s ability to obtain debt and equity financing on satisfactory terms, the Partnership's use of derivative financial instruments to hedge commodity and interest rate risks, the amount of collateral required to be posted from time-to-time in the Partnership's transactions, changes in commodity prices, interest rates, and demand for the Partnership's services, changes in laws and regulations impacting the midstream sector of the natural gas industry, weather and other natural phenomena, industry changes including the impact of consolidations and changes in competition, the Partnership's ability to obtain required approvals for construction or modernization of the Partnership's facilities and the timing of production from such facilities, and the effect of accounting pronouncements issued periodically by accounting standard setting boards. Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking information.

In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than the Partnership has described. The Partnership undertakes no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (Nasdaq: RGNC) is a growth-oriented, midstream energy partnership engaged in the gathering, contract compression, processing, marketing and transporting of natural gas and natural gas liquids.  Regency’s general partner is majority-owned by an affiliate of GE Energy Financial Services, a unit of GE (NYSE: GE).  For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

CONTACT:

Investor Relations:

Shannon Ming
Vice President, Investor Relations and Corporate Finance Support
Regency Energy Partners
214-840-5477
IR@regencygas.com

Media Relations:
Elizabeth Cornelius
HCK2 Partners
972-716-0500 x26
elizabeth.cornelius@hck2.com

Consolidated Income Statements

Regency Energy Partners LP
Consolidated Income Statements
($ in thousands)

	Three Months Ended
	March 31, 2010	March 31, 2009

REVENUES
Gas sales	$142,893	$148,270
NGL sales	97,329	49,585
Gathering, transportation and other fees, including related party amounts	70,328	72,621
Net realized and unrealized (loss) gain from derivatives	(939)	14,455
Other	8,141	5,194
Total revenues	317,752	290,125

OPERATING COSTS AND EXPENSES
Cost of sales, including related party amounts	224,609	182,901
Operation and maintenance	32,411	36,042
General and administrative	15,403	14,852
Loss (gain) on asset sales, net	284	(133,932)
Depreciation and amortization	27,475	27,889
Total operating costs and expenses	300,182	127,752

OPERATING INCOME	17,570	162,373

Income from unconsolidated subsidiary	7,913	336
Interest expense, net	(22,345)	(14,227)
Other income and deductions, net	(3,267)	42
(LOSS) INCOME BEFORE INCOME TAXES	(129)	148,524
Income tax expense	321	100
NET (LOSS) INCOME	(450)	148,424
Net income attributable to noncontrolling interest	(162)	(35)
NET (LOSS) INCOME ATTRIBUTABLE TO REGENCY ENERGY PARTNERS LP	$(612)	$148,389

Segment Financial and Operating Data

	Three Months Ended March 31,
	2010	2009
	($ in thousands)
Gathering and Processing Segment
Financial data (1):
Segment margin	$54,708	$58,675
Adjusted segment margin	58,514	55,110
Operating data:
Throughput (MMbtu/d)	1,029,146	1,038,707
NGL gross production (Bbls/d)	25,742	22,721

(1) Segment margin and adjusted segment margin vary from previously disclosed amounts due to functional reorganization of our segments.

	Three Months Ended March 31,
	2010	2009
	($ in thousands)
Transportation Segment
Financial data:
Segment margin	$-	$11,554
Operating data:
Throughput (MMbtu/d)	-	812,332

	Three Months Ended March 31,
	2010	2009
	($ in thousands)
Combined Transportation Segment (1)
Financial data:
Segment margin	$33,879	$13,556
Operating data:
Throughput (MMbtu/d)	882,626	810,848

(1) Combined transportation segment sums 100 percent of the segment margin of the Haynesville Joint Venture and RIGS.

	Three Months Ended March 31,
	2010	2009
	($ in thousands)
Contract Compression Segment
Financial data:
Segment margin	$37,030	$36,981
Operating data:
Revenue generating horsepower	759,704	789,494
Average horsepower per revenue generating compression unit	858	858

	Three Months Ended March 31,
	2010	2009
	($ in thousands)
Corporate & Others
Financial data:
Segment margin (1)	$6,737	$824

(1) Segment margin varies from previously disclosed amounts due to functional reorganization of our segments.

Reconciliation of Non-GAAP Measures to GAAP Measures

	Three Months Ended March 31,
	2010	2009	2008
	($ in thousands)
Net (loss) income	$(450)	$148,424	$10,420
Add (deduct):
Interest expense, net	22,345	14,227	15,406
Depreciation and amortization	27,475	27,889	21,741
Income tax expense	321	100	251
EBITDA (1) (2)	$49,691	$190,640	$47,818
Add (deduct):
Non-cash loss (gain) from derivatives	7,191	(3,565)	3,090
Loss (gain) on asset sales, net	284	(133,932)	26
Management services termination fee	-	-	3,888
Income from unconsolidated subsidiary	(7,913)	(336)	-
Partnership's ownership interest in Haynesville Joint Venture's adjusted EBITDA (3)	10,675	590	-
Other expense, net	90	729	1,180
Adjusted EBITDA (4)	$60,018	$54,126	$56,002
Haynesville Joint Venture's Adjusted EBITDA owned by third parties (3)	14,151	963	-
Combined Adjusted EBITDA (4)	$74,169	$55,089	$56,002

(1) Earnings before interest, taxes, depreciation and amortization.
(2) EBITDA varies from previously disclosed amounts as a result of new accounting pronouncement that requires disclosing non-controlling interest in income separately on the face of the income statement.
(3) 100% of Haynesville Joint Venture's Adjusted EBITDA is calculated as follows:
(4) Adjusted EBITDA differs from previously disclosed amounts as a result of the inclusion of income from unconsolidated subsidiary to account for Regency's income from the Haynesville Joint Venture.

Net income	$18,403	$884	$-
Add (deduct):
Depreciation and amortization	6,321	669	-
Interest expense	102	-	-
Other expense, net	-	-	-
Haynesville Joint Venture's Adjusted EBITDA	$24,826	$1,553	$-

Non-GAAP Adjusted Segment Margin to GAAP Net Income

	Three Months Ended March 31,
	2010	2009	2008
	($ in thousands)
Net (loss) income	$(450)	$148,424	$10,420
Add (Deduct):
Operation and maintenance	32,411	36,042	28,845
General and administrative	15,403	14,852	11,271
Loss (gain) loss on asset sales, net	284	(133,932)	-
Management services termination fee	-	-	3,888
Depreciation and amortization	27,475	27,889	21,741
Income from unconsolidated subsidiary	(7,913)	(336)	-
Interest expense, net	22,345	14,227	15,406
Other income and deductions, net	3,267	(42)	(176)
Income tax expense	321	100	251
Total Segment Margin (1)	93,143	107,224	91,646
Non-cash loss (gain) from derivatives	3,806	(3,565)	3,090
Adjusted Total Segment Margin (1)	96,949	103,659	94,736

Transportation Segment Margin (1) (2)	-	11,554	13,254

Contract Compression Segment Margin (1)	37,030	36,981	23,021

Corporate & Others Segment Margin (1)	6,737	824	200

Inter-segment Elimination	(5,332)	(810)	(75)

Adjusted Gathering and Processing Segment Margin (1)	$58,514	$55,110	$58,336

(1) Segment margin and adjusted segment margin vary from previously disclosed amounts due to functional reorganization of our segments as well as inter-segment eliminations.

(2) Transportation segment margin and adjusted transportation segment margin represent Regency's 100% ownership in RIGS prior to contribution of RIGS to the Haynesville Joint Venture.

The following table presents combined adjusted total segment margin, which adds adjusted total segment margin to the Haynesville Joint Venture’s adjusted total segment margin.

	Three Months Ended March 31,
	2010	2009	2008
	($ in thousands)
Adjusted Total Segment Margin	$96,949	$103,659	$94,736

Adjusted Total Segment Margin for Haynesville Joint Venture (a)	33,879	2,002	-

Combined Adjusted Total Segment Margin	$130,828	$105,661	$94,736

Combined Adjusted Transportation Segment Margin (b)	33,879	13,556	13,254

Contract Compression Segment Margin	37,030	36,981	23,021

Corporate & Others Segment Margin	6,737	824	200

Inter-segment Elimination	(5,332)	(810)	(75)

Adjusted Gathering and Processing Segment Margin	$58,514	$55,110	$58,336

(a) Adjusted total segment margin for Haynesville Joint Venture is calculated as follows:

Net income	$18,403	$884	$-
Add (deduct):
Operation and maintenance	4,774	325	-
General and administrative	4,318	228	-
Depreciation and amortization	6,321	669	-
Interest expense	102	-	-
Other income and deductions, net	(39)	(104)	-
Adjusted total segment margin	$33,879	$2,002	$-

(b) Combined adjusted transportation segment margin sums 100 percent of the adjusted segment margin of the Haynesville Joint Venture and RIGS for the three months ended March 31, 2009.

Reconciliation of “cash available for distribution” to net cash flows provided by operating activities and to net income

Three Months Ended
March 31, 2010
($ in thousands)
Net cash flows provided by operating activities	$32,781
Add (deduct):
Other assets and liabilities	35
Distribution received from unconsolidated subsidiary	(3,526)
Other current liabilities	(12,131)
Trade accounts payable, accrued cost of gas and liquids, and related party payables	13,826
Other current assets	(1,091)
Trade accounts receivables, accrued revenues, and related party receivables	2,017
Unit based compensation expenses	(1,639)
Loss on asset sales, net	(284)
Derivative valuation changes	(7,182)
Income from unconsolidated subsidiary	7,913
Write-off of debt issuance costs	(1,780)
Depreciation and amortization, including debt issuance cost amortization	(29,389)
Net loss	$(450)
Add (deduct):
Interest expense, net	22,345
Depreciation and amortization	27,475
Income tax expense	321
EBITDA	$49,691
Add (deduct):
Non-cash loss from derivatives	7,191
Gain on asset sales, net	284
Income from unconsolidated subsidiary	(7,913)
Partnership's ownership interest in Haynesville Joint Venture's adjusted EBITDA	10,675
Other expense, net	90
Adjusted EBITDA	$60,018
Add (deduct):
Interest expense, excluding capitalized interest	(21,189)
Maintenance capital expenditures	(3,942)
Proceeds from asset disposal	10,632
Unit based compensation expenses	1,639
Convertible Preferred Distribution	(1,945)
Other	222
Cash available for distribution	$45,435